EXHIBIT 10
                                                                    Page 1 of  9








                                  CSW CREDIT, INC.


                             1996 FINANCIAL STATEMENTS

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                                                                      EXHIBIT 10
                                                                    Page 2 of  9


                                ARTHUR ANDERSEN LLP


                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of CSW Credit, Inc.:

We have audited the accompanying balance sheets of CSW Credit, Inc. (a Delaware corporation and wholly owned subsidiary of Central and South West Corporation) as of December 31, 1996 and 1995, and the related statements of income, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CSW Credit, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





Arthur Andersen LLP
Dallas, Texas
February 28, 1997



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                                                                      EXHIBIT 10
                                                                     Page 3 of 9

                               CSW CREDIT, INC.
                             STATEMENTS OF INCOME
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



                                                     1996            1995
                                                 --------------  --------------
                                                          (thousands)

REVENUES                                               $66,320         $65,948
                                                 --------------  --------------

OPERATING EXPENSES:
     Interest                                           38,977          40,288
     Provision for bad debts                            14,112          12,129
     Credit line fees                                      924             945
     General and administrative                            882             775
                                                 --------------  --------------

                                                        54,895          54,137
                                                 --------------  --------------

OPERATING INCOME                                        11,425          11,811
                                                 --------------  --------------

OTHER INCOME AND DEDUCTIONS:
     Interest income                                       179             188
     Tax benefit of parent company loss                    122               -
                                                 --------------  --------------

                                                           301             188
                                                 --------------  --------------
INCOME BEFORE FEDERAL INCOME TAXES                      11,726          11,999
                                                 --------------  --------------
FEDERAL INCOME TAXES:
     Current                                             3,064             220
     Deferred                                            1,036           4,250
                                                 --------------  --------------
                                                         4,100           4,470
                                                 --------------  --------------
NET INCOME                                              $7,626          $7,529
                                                 ==============  ==============



            The accompanying notes to the financial statements are an
                       integral part of these statements.

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                                                                      EXHIBIT 10
                                                                     Page 4 of 9
                              CSW CREDIT, INC.
                 BALANCE SHEETS - DECEMBER 31,1996 AND 1995



                                                        1996         1995
                                                     -----------  -----------
                                                           (thousands)
                            ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                           $8,816      $41,777
     Accounts receivable, net of allowance for
       doubtful accounts of $3,230 in 1996
       and $6,632 in 1995                               615,214      658,155
                                                     -----------  -----------

          Total current assets                          624,030      699,932

OTHER ASSETS:
     Deferred income taxes                                2,655        3,691
     Other                                                3,625        4,017
                                                     -----------  -----------

          Total other assets                              6,280        7,708

          Total assets                                 $630,310     $707,640
                                                     ===========  ===========



             LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
     Short-term debt                                   $579,300     $646,300
     Deferred credits                                    13,266       13,415
     Unearned revenue                                     3,380        2,492
     Other liabilities                                    2,588        1,830
                                                     -----------  -----------

          Total current liabilities                     598,534      664,037


STOCKHOLDER'S EQUITY:
     Common stock, no par; authorized 1,000 shares;
         issued and outstanding 237 and 234 shares            1            1
     Paid-in capital                                     31,775       43,602
                                                     -----------  -----------

          Total stockholder's equity                     31,776       43,603
                                                     -----------  -----------

          Total liabilities and stockholder's equity   $630,310     $707,640
                                                     ===========  ===========

            The accompanying notes to the financial statements are an
                       integral part of these statements.



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                                                                      EXHIBIT 10
                                                                     Page 5 of 9

                                CSW CREDIT, INC.
                       STATEMENTS OF STOCKHOLDER'S EQUITY
                           FOR THE YEARS ENDED DECEMBER 31
                                     (thousands)

                                         ADDITIONAL                    TOTAL
                             COMMON       PAID-IN     RETAINED     STOCKHOLDER'S
                              STOCK       CAPITAL     EARNINGS        EQUITY

BALANCE DECEMBER 31, 1994        $1       $43,066                     $43,067
                                                            -

Capital contributions             -           536           -             536


Net income                        -             -       7,529           7,529


Common stock dividends            -             -      (7,529)         (7,529)

                           ------------ ------------ -----------   -------------

BALANCE DECEMBER 31, 1995          1       43,602           -          43,603


Capital contributions              -      (11,827)          -         (11,827)


Net income                         -            -        7,626          7,626


Common stock dividends             -            -       (7,626)        (7,626)

                           ------------ ------------ -----------   -------------

BALANCE DECEMBER 31, 1996          $1      $31,775          $0         $31,776
                           ============ ============ ===========   =============


            The accompanying notes to the financial statements are an
                       integral part of these statements.


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                                                                      EXHIBIT 10
                                                                     Page 6 of 9
                                 CSW CREDIT, INC.
                             STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                       1996            1995
                                                    ------------   -------------
                                                            (thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income                                          $7,626          $7,529
     Adjustments to reconcile net income to net cash
           provided by operating activities-
          Changes in assets and liabilities-
              Decrease (increase) in accounts
                receivable                               42,941         (25,716)
              Decrease in deferred income taxes           1,036           4,250
              Decrease (increase) in other assets           392            (846)
              (Decrease) increase in deferred credits      (149)            470
              Increase (decrease) in unearned revenue       888            (630)
              Increase (decrease) in other liabilities      758          (9,613)
                                                      ----------   -------------

                  Net cash provided by (used in)         53,492         (24,556)
                    operating activities            ------------   -------------


CASH FLOWS FROM FINANCING ACTIVITIES:
     Change in short-term debt                          (67,000)         (7,179)
     Capital contributions                              (11,827)            536
     Payment of dividends                                (7,626)         (7,529)
                                                    ------------   -------------

     Net cash used in financing activities              (86,453)        (14,172)
                                                    ------------   -------------

DECREASE IN CASH AND CASH EQUIVALENTS                   (32,961)        (38,728)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR             41,777          80,505
                                                    ------------   -------------

CASH AND CASH EQUIVALENTS, END OF YEAR                   $8,816         $41,777
                                                    ============   =============

SUPPLEMENTARY INFORMATION:

     Interest paid                                      $39,881         $40,246
                                                    ============   =============

     Income taxes paid (refunded)                        $4,237         ($2,069)
                                                    ============   =============


            The accompanying notes to the financial statements are an
                       integral part of these statements.


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                                                                      EXHIBIT 10
                                                                     Page 7 of 9
                                CSW CREDIT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization

CSW Credit, Inc. (Company) is a wholly owned subsidiary of Central and South West Corporation (CSW or the Parent Company), whose primary business is to purchase, without recourse, the accounts receivable of certain CSW subsidiary companies and non-affiliated companies. Revenues from affiliated companies in 1996 and 1995 were $32.2 million and $32.8 million, respectively. Significant accounting policies are summarized below:

Revenue recognition

Revenues are generally recorded for the difference between the face amount of the receivables purchased and the purchase price.

Allowance for doubtful accounts

The Company maintains an allowance for doubtful accounts at a level which reflects the amount of receivables not reasonably expected to be collected. The allowance is determined principally on the basis of collection experience. Receivables are written off when they are determined to be uncollectable.

Federal income taxes

The Company, together with affiliated companies, files a consolidated Federal income tax return and participates in a tax sharing agreement with the other members of the CSW system. Federal income tax expense resulted in effective rates of 35% and 37% in 1996 and 1995, respectively. The difference in the effective rates is due primarily to consolidated allocations and true-ups of prior year income tax accruals.

Deferred income taxes resulted primarily from the differences between book and tax deductions for bad debt expense. The Internal Revenue Code provides for tax deductions for bad debts when they are charged off. As a result of a favorable earnings history, the Company did not record any valuation allowance against deferred tax assets at December 31, 1996 and 1995.

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                                                                      EXHIBIT 10
                                                                     Page 8 of 9


Statements of cash flows

Cash equivalents are considered to be highly liquid debt instruments purchased with a maturity of three months or less. Accordingly, the Company's temporary cash investments are considered cash equivalents.

Related party transactions

Central and South West Services, Inc., a wholly owned subsidiary of CSW, provides administrative services to the Company and is reimbursed for the cost of such services.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain financial statement items for the prior year have been reclassified to conform to the 1996 presentation.

2.  REGULATION:

The Company is subject to regulation by the Securities  and Exchange  Commission
(SEC) under the Public Utility Holding Company Act of 1935, as amended. The SEC has approved the Company's method of calculating the discount associated with the purchase of CSW subsidiary companies' accounts receivable.

3.  SHORT-TERM FINANCING:

The Company issues commercial paper that is secured by the assignment of its receivables. The weighted average interest rates for 1996 and 1995 were 5.5% and 6.0%, respectively. At December 31, 1996, the Company had a revolving credit agreement aggregating $830 million to back up its commercial paper program. The revolving credit agreement expires June 27, 1997 and has a fee of .075% on the commitment. At December 31, 1996, the Company was in compliance with the revolving credit agreement covenants.

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                                                                      EXHIBIT 10
                                                                     Page 9 of 9


4.  HOUSTON LIGHTING & POWER COMPANY:

The Company  entered into an agreement  with  Houston  Lighting & Power  Company
(HLP) to purchase substantially all of its utility receivables. During the twelve months ended December 31, 1996 and 1995, the Company had month ending average HLP receivables of $340,796,000 and $327,062,000, respectively.

The Company is currently subject to a SEC restriction (50% Restriction) such that the average amount of non-affiliated receivables is less that the average of the preceding twelve calendar month-end balances of affiliated account receivables outstanding. The Company received SEC authority to sell a sufficient amount of HLP receivables acquired by the Company from HLP to third parties such that the Company remains in compliance with the 50% Restriction. At December 31, 1996 the Company was in compliance with the 50% Restriction.


5.  FINANCIAL INSTRUMENTS:

Cash, cash equivalents, and short-term debt

The fair value equals the carrying amount as stated on the balance sheets because of the short maturity of those instruments.